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Exhibit 32.1

THE MACERICH COMPANY
WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350

        The undersigned, Arthur M. Coppola and Thomas E. O'Hern, the Chief Executive Officer and Chief Financial Officer, respectively, of The Macerich Company (the "Company"), pursuant to 18 U.S.C. §1350, each hereby certifies that, to the best of his knowledge:

            (i)  the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 of the Company (the "Report") fully complies with the requirements of Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended; and

           (ii)  the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 11, 2009
/s/ ARTHUR M. COPPOLA Chairman and Chief Executive Officer
/s/ THOMAS E. O'HERN Senior Executive Vice President and Chief Financial Officer

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  Exhibit 32.1